Exhibit 10.24

CHINACAST EDUCATION CORPORATION

Executive Incentive Plan 2010
Proposal to Compensation Committee
June 29, 2010

This document summarizes the revised proposal from Management regarding the executive incentives payable or vest in 2011 and beyond as measured against the results of fiscal 2010 (“EIP2010” or the “Plan”). The benefits arising out of the EIP2010 shall be subject to further resolutions to be passed by the Compensation Committee.

The compensation for each executive shall have the following components:
a. Base salary
b. Cash bonus payable quarterly
c. Restricted stock vesting quarterly over 3 years

The Key Performance Targets (“KPT”) for 2010 is set as follows:
(a)	Revenue target for 2010 of US$78 to 80 million as per 2010 market guidance
(b)	Adjusted EBITDA (EBITDA + Share Based Compensation) target of US$45 to 47 million as per 2010 market guidance
(c)	Return on Adjusted Tangible Assets (refer to Exhibit 1) target of 19-20%.

Cash Bonus
Performance bonus benchmarks (“PBB”) based on 40-50% of current annualized salary shall be set by the CEO for each executive and to be allocated to the KPT as follows:
(a)	Revenue target for 2010 set at US$78 to 80 million as per 2010 market guidance
- 40% of PBB
(b)	Adjusted EBITDA target of US$45 to 47 million as per 2010 market guidance
- 40% of PBB
(c)	Return on Adjusted Tangible Assets target for 2010 set at 19-20%.
- 20% of PBB

The quantum of cash bonus shall be based on the percentage achievement of the KPT. For achievement within the KPT range, the executives shall be paid 100% of the PBB. For over or under achievement, the bonus shall be pro-rated. For illustration, if 110% of the high end of the KPT is achieved, the executives shall be entitled to 110% of the PBB. Conversely, if only 80% of the low end of the KPT is achieved, their cash bonus will be based on 80% of the PBB.

The cash bonus determined under EIP2010 shall become due and payable in equal amounts on April 30, July 31, Oct 31 in 2011 and Jan 31 in 2012.

Stock Based Compensation
Stock Based Compensation Benchmark (“SBCB”) based on restricted ChinaCast stock shall be allocated to each executive under the Program. It has been the Company’s standing policy to grant around 1% of total outstanding shares to board members, executives and employees as part of their overall remuneration package.

SBCB shall be awarded for meeting KPT and their allocation is as follows:
(a)	Revenue target for 2010 set at US$78 to 80 million as per 2010 market guidance
- 25% of PBB
(b)	Adjusted EBITDA target of US$45 to 47 million as per 2010 market guidance
- 25% of PBB
(c)	Return on Adjusted Tangible Assets target for 2010 set at 19-20%
- 50% of PBB

The SBCB for achievement of KPT shall be awarded based on the percentage achievement of the KPT.  For achievement within the KPT range, the executives shall be paid 100% of the PBB. For over or under achievement, the SBCB shall be pro-rated. For illustration, if 110% of the high end of the KPT is achieved, the executives shall be entitled to 110% of the SCBC. Conversely, if only 80% of the low end of the KPT is achieved, the total restricted stock to be awarded will be based on 80% of the SBCB.

Restricted stock awarded under the scheme shall vest over 12 quarters (i.e. 3 years) commencing on April 30, 2011.